Exhibit 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of this 1st day of February, 2013 (the “Effective Date”), by and between BJ’S RESTAURANTS, INC., a California corporation (the “Company”), and GERALD W. DEITCHLE, an individual (“Consultant”). Company and Consultant shall collectively be referred to as the “Parties” and, each individually, as a “Party.”

RECITALS:

A. Consultant has served as the President and Chief Executive Officer of the Company since 2005 and in such capacity has extensive knowledge and experience in the business and operations of the Company and the casual dining segment of the restaurant industry.

B. Effective December 3, 2012 and February 1, 2013, Consultant retired as President and Chief Executive Officer of the Company, respectively (but continues to serve as a non-executive Chairman of the Board of Directors).

C. In order to assure a smooth transition of management responsibilities and in order to assure that Consultant is available to assist the Company in developing and implementing its strategic plan and growth strategy going forward, the Company wishes to retain, and Consultant agrees to provide, consulting services to the Company on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties covenant and agree as follows:

1. Retirement. The Consultant has, on the Effective Date, retired from and terminated his employment with the Company and has resigned as the Chief Executive Officer of the Company.

2. Consulting.

    (a) During the period from the Effective Date through June 30, 2013 (the “Transition Period”), the Consultant will provide transition services (including assisting in transition of day to day management responsibilities, and assisting in the Company’s relations with its vendors, lenders, and shareholders) and make himself available to the Chief Executive Officer or other executive officers of the Company and render such strategic and management consulting services as may reasonably be requested by the Company.

    (b) During the period from July 1, 2013 until termination of this Agreement in accordance with Section 4 hereof (the “Additional Consulting Period”), the Company hereby engages Consultant, and Consultant hereby agrees, to perform such services relating to new restaurant site selection as well as such other services as shall mutually be agreed upon by the Parties. All services to be performed by Consultant under this Agreement may hereinafter be referred to collectively as the “Services.”

3. Responsibility of Consultant. Consultant shall have the exclusive responsibility for performing the Services, and Consultant shall determine the manner in which Services are performed and the times and places at which he performs the Services; provided, however, that during the Transition Period, the Company may require that all or a portion of the Services be performed on the Company’s premises. Notwithstanding anything to the contrary set forth in this Agreement, it is the intention of the Parties that Consultant devote approximately twenty (20%) of his working time and attention (approximately eight (8) hours a week) during the Transition Period; provided, however, the Parties understand and agree that the actual time committed may vary from week to week. Except as provided herein or within the scope of his responsibilities as a director of the Company (i) Consultant shall have no authority to bind, obligate or commit Company, nor the power, personally or on behalf of Company, to waive any forfeiture or default or to alter, discharge or waive any of the terms and conditions of any contract entered into by or for Company, and (ii) Consultant shall have no authority to represent Company.

4. Term. This Agreement shall be effective as of the Effective Date and shall terminate on the earlier of (i) termination of Consultant’s service as a member of the Board of Directors of the Company, (ii) thirty (30) days following delivery of notice of termination by Consultant, (iii) thirty (30) days following delivery of notice of termination by the Company, or (iv) immediately upon Consultant’s death or Disability as such term is defined in the Employment Agreement between the Company and Consultant, dated April 6, 2010 (the “Prior Employment Agreement”); provided, however, that in no case will Consultant or the Company terminate this Agreement prior to June 30, 2013.

5. Compensation. In consideration of Services to be provided by Consultant hereunder, and Consultant’s agreement to abide by the terms of this Agreement, Company shall pay Consultant as follows:

    (a) During the Transition Period, an aggregate fee of $100,000, payable $20,000 per month in accordance with the Company’s normal payment practices.

    (b) During the Additional Consulting Period, a fee of $1,000 per month payable in accordance with the Company’s normal payment practices; provided, however, that if the Services provided during the Additional Consulting Period are expected to exceed more than four (4) hours per month, the Parties understand and agree that an appropriate hourly or daily fee will be negotiated.

    (c) During the Transition Period, a non-accountable expense reimbursement in the amount of $3,000 per month which is intended to reimburse executive for automobile, office, cell phone and other overhead costs associated with the provision of the Services. Notwithstanding the foregoing, the Company shall reimburse Consultant for any extraordinary out of pocket expenses (such as travel expenses) incurred by Consultant (with the prior consent of the Company) in providing specific Services requested by the Company.

    (d) From the Effective Date until December 31, 2017, the Company shall provide Consultant (and, if applicable, his spouse) with group health insurance coverage as a retiree on the same coverage and cost sharing terms as may be provided from time to time to senior executives of the Company; provided, however, if such group health insurance coverage is or becomes unavailable to Consultant, the Company will reimburse (i) Consultant’s monthly cost of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for as long COBRA coverage is available, and, thereafter (ii) reimbursement for the cost of Consultant maintaining comparable health insurance coverage; provided, however, that such reimbursement shall be for more than the monthly cost that would apply to maintain COBRA continuation coverage had Consultant been eligible for such coverage.

    (e) The compensation payable to Consultant under this Agreement shall be in addition to (i) any Retirement Benefit payable to Consultant pursuant to the terms of the Prior Employment Agreement, and (ii) any compensation that may be payable to Consultant in connection with his services as a non-employee member of the Company’s Board of Directors.

6. Successors and Assigns; Assignment. This Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of Company and Consultant. Notwithstanding anything to the contrary, Consultant may not assign any of its rights or obligations hereunder.

7. Active Status. Notwithstanding anything to the contrary contained in this Agreement, the Company hereby acknowledges and agrees that, for purposes of the Company’s 2005 Equity Incentive Plan, as amended (the “2005 Plan”), the Board of Directors of the Company and/or the Compensation Committee thereof has determined that for so long as Consultant is providing the Services under this Agreement, he shall be deemed to be a “Consultant” of the Company and have maintained his “Active Status” with the Company, as such terms are defined in the 2005 Plan.

8. Miscellaneous.

    8.1 Entire Agreement. This Agreement, including any attachments hereto, contains the entire agreement between the Parties and incorporates and supersedes any and all prior discussions or agreements the Parties may have had with respect to the terms of Consultant’s engagement by Company.

    8.2 Amendment and Waiver. This Agreement and any terms, covenants or conditions hereunder may only be amended or waived by a written instrument specifically referring to this Agreement executed by each of the Parties. A waiver of any provision of this Agreement shall in no manner affect the waiving Party’s right to enforce any provisions of this Agreement at a subsequent time, and the waiver by any Party of any right arising out of any breach by the other Party shall not be construed as a waiver of any right arising out of any subsequent breach.

    8.3 Choice of Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of California without regard to conflict of law provisions.

    8.4 Arbitration. The arbitration provisions of the Prior Employment Agreement shall apply to any controversy or claim arising out of or relating in any way to this Agreement.

    8.5 Counterparts. This Agreement may be executed in multiple counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving the existence of terms of this Agreement.

    8.6 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

    8.7 No Third Party Rights. Nothing in this Agreement is intended to confer any rights or remedies on anyone other than the parties to the Agreement and their respective successors, representatives and assigns. The provisions of this Agreement shall not entitle any person not a signatory to this Agreement to any rights as a third party beneficiary, or otherwise, it being the specific intention of the parties hereto to preclude any and all-non-signatory parties from any such third party beneficiary rights, or any other rights whatsoever.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

CONSULTANT:	COMPANY:

BJ’S RESTAURANTS, INC., a California corporation

By:
GERALD W. DEITCHLE	Name:	Gregory Trojan
	Title:	Chief Executive Officer

By:
	Name:	Peter Bassi
	Title:	Lead Director